Exhibit 99.1

Goldman Sachs BDC, Inc. Reports September 30, 2026 Financial Results and Announces Fourth Quarter 2026 Base Dividend of $0.32 Per Share

Company Release – November 5, 2026

NEW YORK — (BUSINESS WIRE) — Goldman Sachs BDC, Inc. (“GSBD”, the “Company”, “we”, “us”, or “our”) (NYSE: GSBD) today reported financial results for the third quarter ended September 30, 2026 and filed its Form 10-Q with the U.S. Securities and Exchange Commission.

QUARTERLY HIGHLIGHTS

•

Net investment income per share and adjusted net investment income per share were $0.32 for the quarter ended September 30, 2026, equating to an annualized net investment income yield on book value of 10.9%.[1] Earnings (loss) per share for the quarter ended September 30, 2026 was $(0.04).

•	Net asset value (“NAV”) per share as of September 30, 2026 decreased 3.0% to $11.70 from $12.06 as of June 30, 2026.

•

As of September 30, 2026, the Company’s total investments at fair value and unfunded commitments were $3,216.8 million, comprised of investments in 168 portfolio companies across 41 industries. The investment portfolio was comprised of 98.6% senior secured debt, including 96.8% in first lien investments.[2]

•

During the quarter, the Company had new investment commitments of approximately $40.5 million, of which $31.1 million were funded. Fundings of previously unfunded commitments for the quarter were $32.6 million, and sales and repayments activity totaled $371.2 million, resulting in net funded investment activity of $(307.5) million.

•

During the quarter, the Company’s 2nd Lien/Senior Secured Debt investment in Chase Industries, Inc. (dba Senneca Holdings), which had previously been on non-accrual status, was restored to accrual status following improved performance. In addition, the Company placed its investments in CFS Management, LLC (dba Center for Sight Management) and MerchantWise Solutions, LLC (dba HungerRush), as well as additional 1st Lien/Senior Secured Debt investments in ATX Networks Corp. and Streamland Media Midco LLC, on non-accrual status due to financial underperformance. As of September 30, 2026, the Company had certain investments held in 11 portfolio companies on non-accrual status. As of September 30, 2026, investments on non-accrual status increased to 4.2% of the total investment portfolio at fair value from 2.9% as of June 30, 2026; and investments on non-accrual status increased to 7.3% from 5.0% of the total investment portfolio at amortized cost as of June 30, 2026.

•	The Company’s ending net debt-to-equity ratio was 1.21x as of September 30, 2026 compared to 1.35x as of June 30, 2026.[11]

•	As of September 30, 2026, 72.2% of the Company’s approximately $1,661.4 million aggregate principal amount of debt outstanding was comprised of unsecured debt and 27.8% was comprised of secured debt.[3]

•	The Company’s Board of Directors declared a fourth quarter 2026 Base Dividend of $0.32 per share payable to shareholders of record as of December 31, 2026.[4]

•

On August 7, 2026, the Company entered into a 10b5-1 stock repurchase plan, which allows the Company to repurchase up to $75.0 million of shares of the Company’s common stock if the common stock trades below the most recently announced quarter-end NAV per share, subject to certain limitations. During the three months ended September 30, 2026, the Company repurchased approximately 1.5 million shares for $15.0 million, inclusive of commissions.

SELECTED FINANCIAL HIGHLIGHTS

(in $ millions, except per share data)	As of September 30, 2026	As of June 30, 2026
Investment portfolio, at fair value[2]	$2,858.0	$3,195.2
Total debt outstanding[3]	$1,661.4	$1,879.6
Net assets	$1,299.8	$1,357.7
Ending net debt to equity[11]	1.21x	1.35x
Net asset value per share	$11.70	$12.06
Less: Supplemental Dividend per share declared post-quarter	$—	$0.03
Adjusted net asset value per share[5]	$11.70	$12.03

(in $ millions, except per share data)	Three Months Ended September 30, 2026	Three Months Ended June 30, 2026
Total investment income	$75.0	$83.7
Net investment income after taxes	$35.3	$42.2
Less: Purchase discount amortization	0.3	0.7
Adjusted net investment income after taxes[1]	$35.0	$41.5
Net realized and unrealized gains (losses)	$(39.3)	$(18.6)
Add: Realized/Unrealized depreciation from the purchase discount	0.3	0.7
Adjusted net realized and unrealized gains (losses)[1]	$(39.0)	$(17.9)
Net investment income per share (basic and diluted)	$0.32	$0.38
Less: Purchase discount amortization per share	—	0.01
Adjusted net investment income per share[1]	$0.32	$0.37
Weighted average shares outstanding	112.1	112.6
Total Distribution per share Recorded During the Quarter	$0.35	$0.32

Total investment income for the three months ended September 30, 2026 and June 30, 2026 was $75.0 million and $83.7 million, respectively. The decrease in total investment income was primarily driven by a decrease in the size of our portfolio in addition to the impact of placing certain investments onto non-accrual status. The amortized cost of the portfolio decreased from $3,410.98 million as of June 30, 2026, to $3,108.11 million as of September 30, 2026.

Net expenses before taxes for the three months ended September 30, 2026 and June 30, 2026 were $38.8 million and $40.7 million, respectively. Net expenses decreased by $1.9 million, primarily due to a decrease in the interest expense driven by lower average daily borrowing as well as a decrease in management fees driven by the decrease in gross assets (excluding cash and cash equivalents).

INVESTMENT ACTIVITY2

The following table summarizes investment activity for the three months ended September 30, 2026:

	New Investment Commitments		Sales and Repayments
Investment Type	$ Millions	% of Total	$ Millions	% of Total
1st Lien/Senior Secured Debt	$40.5	100.0%	$298.0	80.3%
1st Lien/Last-Out Unitranche	—	—	73.2	19.7
2nd Lien/Senior Secured Debt	—	—	—	—
Unsecured Debt	—	—	—	—
Preferred Stock	—	—	—	—
Common Stock	—	—	—	—

Total	$40.5	100.0%	$371.2	100.0%

During the three months ended September 30, 2026, new investment commitments were made across 7 existing portfolio companies and 7 new portfolio companies. Sales and repayments were primarily driven by 12 full exits, as well as partial sales, and partial repayments across a number of portfolio companies.

PORTFOLIO SUMMARY2

As of September 30, 2026, the Company’s investments consisted of the following:

	Investments at Fair Value
Investment Type	$ Millions	% of Total
1st Lien/Senior Secured Debt	$2,713.5	95.0%
1st Lien/Last-Out Unitranche	52.4	1.8
2nd Lien/Senior Secured Debt	51.2	1.8
Unsecured Debt	8.6	0.3
Preferred Stock	18.2	0.6
Common Stock	13.7	0.5
Warrants	0.4	— [6]

Total	$2,858.0	100.0%

The following table presents certain selected information regarding the Company’s investments:

	As of
	September 30, 2026	December 31, 2025
Number of portfolio companies	168	171
Percentage of performing debt bearing a floating rate[7]	98.2%	99.4%
Percentage of performing debt bearing a fixed rate[7]	1.8%	0.6%
Weighted average yield on debt and income producing investments, at amortized cost[8]	9.7%	9.9%
Weighted average yield on debt and income producing investments, at fair value[8]	11.9%	10.9%
Weighted average leverage (net debt/EBITDA)[9]	6.3x	5.9x
Weighted average interest coverage[9]	1.9x	2.0x
Median EBITDA[9]	$77.51 million	$71.75 million
Weighted average EBITDA[9]	$117.38 million	$98.63 million

As of September 30, 2026, the Company had certain investments held in 11 portfolio companies on non-accrual status. As of September 30, 2026, investments on non-accrual status increased to 4.2% of the total investment portfolio at fair value from 2.9% as of June 30, 2026; and investments on non-accrual status increased to 7.3% from 5.0% of the total investment portfolio at amortized cost as of June 30, 2026.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2026, the Company had $1,661.4 million aggregate principal amount of debt outstanding, comprised of $461.4 million of outstanding borrowings under its senior secured revolving credit facility (“Revolving Credit Facility”), with Truist Bank, as administrative agent, and Bank of America, N.A., as syndication agent, $400.0 million of unsecured notes due 2027, $400.0 million of unsecured notes due 2029 and $400.0 million of unsecured notes due 2030. As of September 30, 2026, the Company had $1,013.1 million of availability under its Revolving Credit Facility and $83.5 million in cash and cash equivalents.3,10

The Company’s ending net debt-to-equity leverage ratio was 1.21x as of September 30, 2026, as compared to 1.35x as of June 30, 2026.11

CONFERENCE CALL

The Company will host an earnings conference call on Friday, November 6, 2026 at 9:00 am Eastern Time. All interested parties are invited to participate in the conference call by dialing (800) 289-0459; international callers should dial +1 (929) 477-0443; conference ID 427709. All participants are asked to dial in approximately 10-15 minutes prior to the call, and reference “Goldman Sachs BDC, Inc.” when prompted. For a slide presentation that the Company may refer to on the earnings conference call, please visit the Investor Resources section of the Company’s website at www.goldmansachsbdc.com. An archived replay will be available on the Company’s webcast link located on the Investor Resources section of the Company’s website.

Please direct any questions regarding the conference call to Goldman Sachs BDC, Inc. Investor Relations, via e-mail, at ACF-GSCR@gs.com.

ENDNOTES

1)

On October 12, 2020, we completed our merger (the “Merger”) with Goldman Sachs Middle Market Lending Corp. (“MMLC”). The Merger was accounted for as an asset acquisition in accordance with ASC 805-50, Business Combinations — Related Issues. The consideration paid to MMLC’s shareholders was less than the aggregate fair values of the assets acquired and liabilities assumed, which resulted in a purchase discount (the “purchase discount”). The purchase discount was allocated to the cost of MMLC investments acquired by us on a pro-rata basis based on their relative fair values as of the closing date. Immediately following the Merger with MMLC, we marked the investments to their respective fair values and, as a result, the purchase discount allocated to the cost basis of the investments acquired was immediately recognized as unrealized appreciation on our Consolidated Statement of Operations. The purchase discount allocated to the loan investments acquired was amortized over the life of each respective loan through interest income, with a corresponding adjustment recorded as unrealized depreciation on such loan acquired through its ultimate disposition. As of September 30, 2026, the purchase discount allocated to the loan investments acquired has been fully amortized. The purchase discount allocated to equity investments acquired will not amortize over the life of such investments through interest income and, assuming no subsequent change to the fair value of the equity investments acquired and disposition of such equity investments at fair value, we will recognize a realized gain with a corresponding reversal of the unrealized appreciation on disposition of such equity investments acquired.

As a supplement to our financial results reported in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we have provided, as detailed below, certain non-GAAP financial measures to our operating results that exclude the aforementioned purchase discount and the ongoing amortization thereof, as determined in accordance with GAAP. The non-GAAP financial measures include i) Adjusted net investment income per share; ii) Adjusted net investment income after taxes; and iii) Adjusted net realized and unrealized gains (losses). We believe that the adjustment to exclude the full effect of the purchase discount is meaningful because it is a measure that we and investors use to evaluate the impact of the purchase discount on net investment income per share, net investment income after taxes and net realized and unrealized gains (losses). Although these non-GAAP financial measures are intended to enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. The aforementioned non-GAAP financial measures may not be comparable to similar non-GAAP financial measures used by other companies.

2)

The discussion of the investment portfolio excludes the investment, if any, in a money market fund managed by an affiliate of The Goldman Sachs Group, Inc. (the “Money Market Fund”). As of September 30, 2026, the Company had an investment of $74.9 million in the Money Market Fund.

3)

Total debt outstanding excludes netting of debt issuance costs of $11.2 million and $12.8 million as of September 30, 2026 and June 30, 2026, respectively. Total debt outstanding also excludes cumulative hedging adjustments for those borrowings that are designated in a fair value hedging relationship of $(33.9) million and $(16.6) million as of September 30, 2026 and June 30, 2026, respectively. Starting in the third quarter of 2025, the Company entered into interest rate swaps to more closely align the interest rates of some of the Company’s fixed rate liabilities with its investment portfolio, which consists of predominantly floating rate loans. The Company designated these interest rate swaps as the hedging instrument in a qualifying fair value hedge accounting relationship.

4)	The $0.32 per share Base Dividend is payable on or about January 27, 2027 to shareholders of record as of December 31, 2026.

5)

On February 26, 2025, we announced a distribution framework that is comprised of a quarterly base distribution declared in the relevant quarter and a variable supplemental distribution declared in the following quarter, subject to satisfaction of certain measurement tests and the approval of our Board.

As a supplement, we have provided a non-GAAP financial measure of our financial condition that adjusts the net asset value per share for the declared and unpaid supplemental distribution per share. We believe that the adjustment to the net asset value per share for the supplemental dividend is meaningful because it aligns the supplemental distribution to its relevant quarter earnings.

Although this non-GAAP financial measure is intended to enhance investors’ understanding of our business and performance, this non-GAAP financial measure should not be considered an alternative to GAAP. The aforementioned non-GAAP financial measure may not be comparable to similar non-GAAP financial measures used by other companies.

6)	Amount rounds to less than 0.1%.

7)

The fixed versus floating composition has been calculated as a percentage of performing debt investments measured on a fair value basis, including income producing preferred stock investments and excludes investments, if any, placed on non-accrual status.

8)

Computed based on the (a) annual actual interest rate or yield earned plus amortization of fees and discounts on the performing debt and other income producing investments as of the reporting date, divided by (b) the total performing debt and other income producing investments (excluding investments on non-accrual) at amortized cost or fair value, respectively. This calculation excludes exit fees that are receivable upon repayment of the investment. Excludes the purchase discount and amortization related to the Merger.

9)

For a particular portfolio company, we calculate the level of contractual indebtedness net of cash (“net debt”) owed by the portfolio company and compare that amount to measures of cash flow available to service the net debt. To calculate net debt, we include debt that is both senior and pari passu to the tranche of debt owned by us but exclude debt that is legally and contractually subordinated in ranking to the debt owned by us. We believe this calculation method assists in describing the risk of our portfolio investments, as it takes into consideration contractual rights of repayment of the tranche of debt owned by us relative to other senior and junior creditors of a portfolio company. We typically calculate cash flow available for debt service at a portfolio company by taking net income before net interest expense, income tax expense, depreciation and amortization (“EBITDA”) for the trailing twelve month period. Weighted average net debt to EBITDA is weighted based on the fair value of our debt investments and excludes investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

For a particular portfolio company, we also compare that amount of EBITDA to the portfolio company’s contractual interest expense. We believe this calculation method assists in describing the risk of our portfolio investments, as it takes into consideration contractual interest obligations of the portfolio company. Weighted average interest coverage is weighted based on the fair value of our performing debt investments and excludes investments where interest coverage may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Median EBITDA is based on our debt investments and weighted average EBITDA is weighted based on the fair value of our performing debt investments, in each case excluding investments where net debt-to-EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Portfolio company statistics are derived from the financial statements most recently provided to us of each portfolio company as of the reported end date. Statistics of the portfolio companies have not been independently verified by us and may reflect a normalized or adjusted amount. As of September 30, 2026 and December 31, 2025, investments where net debt-to-EBITDA may not be the appropriate measure of credit risk represented 8.3% and 14.2%, respectively, of total debt investments at fair value.

10)

The Company’s Revolving Credit Facility has debt outstanding denominated in currencies other than U.S. Dollars (“USD”). These balances have been converted to USD using applicable foreign currency exchange rates as of September 30, 2026. As a result, the Revolving Credit Facility’s outstanding borrowings and the available debt amounts may not sum to the total debt commitment amount.

11)

The ending net debt-to-equity leverage ratio is calculated by using the total borrowings net of cash and cash equivalents divided by equity as of September 30, 2026 and June 30, 2026, respectively, and excludes unfunded commitments.

Goldman Sachs BDC, Inc.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share amounts)

	September 30, 2026 (Unaudited)	December 31, 2025
Assets
Investments, at fair value
Non-controlled/non-affiliated investments (cost of $2,993,926 and $3,285,039)	$2,788,110	$3,171,677
Non-controlled affiliated investments (cost of $89,193 and $110,127)	51,264	90,044
Controlled affiliated investments (cost of $24,990 and $ — )	18,586	—

Total investments, at fair value (cost of $3,108,109 and $3,395,166)	$2,857,960	$3,261,721
Investments in affiliated money market fund (cost of $74,878 and $35,724)	74,878	35,724
Cash	8,627	43,211
Interest and dividends receivable	19,283	26,927
Deferred financing costs	14,635	13,245
Other assets	1,335	2,419

Total assets	$2,976,718	$3,383,247

Liabilities
Debt (net of debt issuance costs of $11,187 and $8,169)	$1,616,345	$1,874,620
Interest and other debt expenses payable	8,036	25,546
Management fees payable	7,677	8,181
Incentive fees payable	—	3,844
Distribution payable	35,536	36,022
Unrealized depreciation on derivatives	13	—
Secured borrowings	2,167	3,366
Accrued expenses and other liabilities	7,153	8,649

Total liabilities	$1,676,927	$1,960,228

Commitments and contingencies (Note 8)
Net assets
Preferred stock, par value $0.001 per share (1,000,000 shares authorized, no shares issued and outstanding)	$—	$—
Common stock, par value $0.001 per share (200,000,000 shares authorized, 111,049,130 and 112,569,067 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively)	111	113
Paid-in capital in excess of par	1,864,603	1,879,601
Distributable earnings (loss)	(564,923)	(456,695)

Total net assets	$1,299,791	$1,423,019

Total liabilities and net assets	$2,976,718	$3,383,247

Net asset value per share	$11.70	$12.64

Goldman Sachs BDC, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Investment income:
From non-controlled/non-affiliated investments:
Interest income	$66,370	$81,197	$205,821	$246,461
Payment-in-kind income	5,672	6,854	18,003	23,287
Other income	975	1,247	3,723	3,097
From non-controlled affiliated investments:
Interest income	930	1,387	5,615	4,017
Payment-in-kind income	799	643	3,713	1,910
Dividend income	202	225	531	606
Other income	43	43	101	128

Total investment income	$74,991	$91,596	$237,507	$279,506

Expenses:
Interest and other debt expenses	$29,059	$28,079	$89,203	$82,800
Management fees	7,677	8,179	24,122	25,268
Incentive fees	—	7,051	12,438	22,381
Professional fees	891	698	2,845	2,443
Directors’ fees	151	206	454	620
Other general and administrative expenses	1,009	1,166	3,418	3,482

Total expenses	$38,787	$45,379	$132,480	$136,994

Net investment income before taxes	$36,204	$46,217	$105,027	$142,512

Income tax expense, including excise tax	$884	$907	$2,710	$3,135

Net investment income after taxes	$35,320	$45,310	$102,317	$139,377

Net realized and unrealized gains (losses) on investment transactions:
Net realized gain (loss) from:
Non-controlled/non-affiliated investments	$(5,287)	$5,418	$16,042	$(86,449)
Non-controlled affiliated investments	—	—	—	(33,824)
Foreign currency forward contracts	64	—	(209)	—
Foreign currency and other transactions	33	19	1,223	483
Net change in unrealized appreciation (depreciation) from:
Non-controlled/non-affiliated investments	(28,723)	(20,690)	(96,012)	60,170
Non-controlled affiliated investments	(3,953)	(6,587)	(17,846)	19,462
Controlled affiliated investments	(1,550)	—	(1,550)	—
Foreign currency forward contracts	(62)	63	252	(207)
Foreign currency translations and other transactions	232	1,221	1,911	(3,344)

Net realized and unrealized gains (losses)	$(39,246)	$(20,556)	$(96,189)	$(43,709)

(Provision) benefit for taxes on realized gain/loss on investments	$—	$(49)	$(2)	$(121)
(Provision) benefit for taxes on unrealized appreciation/depreciation on investments	(41)	—	(41)	—

Net increase (decrease) in net assets from operations	$(3,967)	$24,705	$6,085	$95,547

Weighted average shares outstanding	112,069,076	114,398,468	112,400,572	116,289,596
Basic and diluted net investment income per share	$0.32	$0.40	$0.91	$1.20
Basic and diluted earnings (loss) per share	$(0.04)	$0.22	$0.05	$0.82

ABOUT GOLDMAN SACHS BDC, INC.

Goldman Sachs BDC, Inc. is a specialty finance company that has elected to be regulated as a business development company under the Investment Company Act of 1940. GSBD was formed by The Goldman Sachs Group, Inc. (“Goldman Sachs”) to invest primarily in middle-market companies in the United States, and is externally managed by Goldman Sachs Asset Management, L.P., an SEC-registered investment adviser and a wholly-owned subsidiary of Goldman Sachs. GSBD seeks to generate current income and, to a lesser extent, capital appreciation primarily through direct originations of secured debt, including first lien, first lien/last-out unitranche and second lien debt, and unsecured debt, including mezzanine debt, as well as through select equity investments. For more information, visit www.goldmansachsbdc.com. Information on the website is not incorporated by reference into this press release and identification of the website is provided merely for convenience.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. These statements represent GSBD’s belief regarding future events that, by their nature, are uncertain and outside of GSBD’s control. There are likely to be events in the future, however, that we are not able to predict accurately or control. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Goldman Sachs BDC, Inc.

Investor Contact: Haley Neeven, 212-902-1000

Media Contact: Victoria Zarella, 212-902-5400

Source: Goldman Sachs BDC, Inc.